                                   EXHIBIT 11
                                   ----------


                       STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                            Year Ended
                                                       -----------------------------------------------------
                                                        Sept. 29              Oct. 1               Oct. 2
                                                          1996                 1995                 1994
                                                         ------               ------               ------

Weighted average shares outstanding                    12,694,297           12,079,411            11,260,965
Common Stock equivalents:
  Stock options                                            61,469              284,660                99,022
                                                       ----------           ----------            ----------

                TOTAL *                                12,755,766           12,364,071            11,359,987
                                                       ==========           ==========            ==========


Net Income (in thousands)                              $    1,686           $    7,203            $    5,756
                                                       ==========           ==========            ==========

Earnings Per Common Share                              $      .13           $      .58            $      .51
                                                       ==========           ==========            ==========


*    Adjusted to reflect the stock split paid on February 28, 1995.



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